Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment 1 to the Registration Statement (Form S-4 No. 333-105432) of First Data Corporation and the related joint proxy statement/prospectus of First Data Corporation and Concord EFS, Inc. and to the incorporation by reference therein of our report dated March 19, 2003 (except Note I, as to which the date is March 24, 2003), with respect to the consolidated financial statements of Concord EFS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Memphis, Tennessee

July 16, 2003